EXHIBIT 4.3


                        COMMON STOCK INVESTMENT AGREEMENT


                  COMMON STOCK INVESTMENT AGREEMENT ("Agreement") dated as of April ___, 1999 between Vion Pharmaceuticals, Inc., a Delaware corporation (the "Company"); and _____________________________________ (each individually an
"Investor" and collectively the "Investors").

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, the Company desires to sell and issue to the Investors, and the Investors wish to purchase from the Company, an aggregate of __________ shares (the "Shares") of the Company's common stock, $.01 par value ("Common Stock"), on the terms and conditions set forth herein; and

                  WHEREAS, the Investors will have registration rights with respect to the Shares pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Investors substantially in the form of Exhibit 4.2(f) hereto ("Registration Rights Agreement"); and

                  NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES
                           ---------------------------

         Section 1.1 Purchase and Sale of Shares. Upon the following terms and conditions, the Company shall issue and sell to each Investor the number of Shares set forth on Schedule 1.1 hereto, and each Investor severally shall purchase from the Company such number of Shares.

         Section 1.2 Purchase Price. The per Share purchase price for the Shares (the "Purchase Price") shall be equal to $4.4747, [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only: being 90% of the average closing price of the Common Stock on the Nasdaq Small-Cap Market for the ten
(10) consecutive trading days immediately prior to the Closing Date], and the aggregate purchase price shall be $___________.

         Section 1.3 The Closing. (a) The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of the Investors' counsel (i) on the date hereof or (ii) at such other time and place and/or on such other date as the Investors and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

         (b) On the Closing Date, the Company shall deliver to each Investor certificates (with the number of and denomination of such certificates as reasonably requested by such Investor) representing the Shares purchased hereunder by such Investor registered in the name of such Investor or its nominee, or deposit such Shares into accounts designated by such Investor, and such Investor shall deliver to the Company the Purchase Price for the number of Shares purchased by such Investor hereunder by wire transfer in immediately available funds to an account designated in writing by the Company. The delivery of payment by each Investor of the Purchase Price applicable to it as set forth in this paragraph shall constitute a payment delivered to the Company in satisfaction of such Investor's obligation to pay the Purchase Price hereunder. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each of the Investors as of the date hereof and on the Closing Date:

         (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries other than the MicroFab Biosystems, Inc. (which is 90% owned by the Company). A "subsidiary" of the Company is any company of which more than 50% of the voting shares are directly or indirectly owned by the Company. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole, or any material adverse effect on the transactions contemplated under this Agreement, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

         (b) Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to issue the Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and (iv) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

         (c) Capitalization. The capitalization of the Company is set forth on
Schedule 2.1(c). All of the outstanding shares of the Company's Common Stock have been validly issued and are fully paid and nonassessable. There are currently outstanding options for 2,804,499 shares of Common Stock and outstanding Warrants for 5,125,761 shares of Common Stock. Except as described herein as in Schedule 2.1(c), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of the Company, except as contemplated by this Agreement. Attached hereto as Exhibit 2.1(c) are true and correct copies of the Company's Certificate of Incorporation (the "Charter) and By-Laws (the "By-Laws"), each as in effect on the date hereof.

         (d) Issuance of Shares. Upon issuance to the Investors hereunder, the Shares shall be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the Nasdaq Small-Cap Market, and the holders of the Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding Common Stock is currently listed on the Nasdaq Small-Cap Market.

         (e) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or its subsidiary is a party, or result in a violation of any Federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect; it being understood that the issuance of Shares pursuant to this Agreement will trigger antidilution provisions contained in outstanding warrants and outstanding shares of the Company's Preferred Stock; and provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investors and not to the Company. The business of the Company and its subsidiary is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the Registration Rights Agreement or issue and sell the Shares in accordance with the terms hereof, except for the registration provisions provided in the Registration Rights Agreement, and applicable filings under federal and state securities laws; provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

         (f) SEC Documents; Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since December 31, 1997. The Company has not provided to the Investors any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other Federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company, and [Agreements with Wechsler & Co., Inc. and United Equities Commodities Company only: except for the consummation on April 8, 1999 of the First Companion Offering (as defined below)] [Agreement with Kleinwort Benson Limited and Winchester Capital Healthcare Partners, LLC only: except for the consummation on April 8, 1999 and April 13, 1999 of the Companion Offerings (as defined below)] no event or circumstance has occurred which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading on the date hereof or on the Closing Date but which has not been so disclosed. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (g) Principal Exchange/Market. The principal market on which the Common Shares are currently traded is the Nasdaq Small-Cap Market.

         (h) No Material Adverse Change. Since September 30, 1998, no Material Adverse Effect has occurred or exists with respect to the Company or its subsidiary, except as otherwise disclosed or reflected in other SEC Documents prepared through or as of a date subsequent to September 30, 1998.

         (i) No Undisclosed Liabilities. The Company and its direct and indirect subsidiaries have no material liabilities or obligations not disclosed in the SEC Documents, other than those liabilities incurred in the ordinary course of the Company's or the subsidiary's respective businesses since September 30, 1998, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries. Each of the Company and its subsidiary have paid all material taxes which are due (and filed all material tax returns), except for taxes which it reasonably and actively disputes.

         (j) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf (other than the Investors, as to whom the Company makes no representation) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Act")) in connection with the offer or sale of the Shares

         (k) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf (other than the Investors, as to whom the Company makes no representation) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares under the Act.

         (l) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the registration of the Shares under the Act and rules promulgated thereunder.

         (m) Intellectual Property. The Company (and/or its subsidiary) owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its business. The Company and its subsidiary have all intellectual property rights which are needed to conduct the business of the Company and its subsidiary as it is now being conducted as disclosed in the SEC Documents. The Company and its subsidiary have no reason to believe that the intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiary infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict. Except as disclosed in the SEC Documents, the Company and its subsidiary have no knowledge of any infringement of its intellectual property by any third party.

         (n) No Litigation. Except as set forth in the SEC Documents delivered to the Investors prior to the date of this Agreement ("Pre-Agreement SEC Documents") no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely would have a Material Adverse Effect on the Company or would materially adversely effect the transactions contemplated hereby. The legal proceedings described in the Pre-Agreement SEC Documents will not have an effect on the transactions contemplated hereby.

         (o) Compliance with Other Instruments. Each of the Company and its subsidiary is not in violation or default of any provisions of its Charter or Bylaws, or of any material provision of any material instrument or material contract to which it is a party or by which it is bound or, to its knowledge, of any provision of any Federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to it, which would have a Material Adverse Effect, except as described in the SEC Documents.

         (p) Key Employees. No Key Employee, to the best knowledge of the Company and its subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or its subsidiary to any liability with respect to any of the foregoing matters. No Key Employee has, to the best knowledge of the Company, any intention to terminate his employment with, or services to, the Company or its subsidiary. "Key Employee" means [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only: each of John A. Spears and] Terence W. Doyle.

         (q) Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by any Investor relating to this Agreement or the transactions contemplated hereby. [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only: The Company may be required to pay a brokerage fee to Swartz & Co. in connection herewith.]

         Section 1.2 Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

         (a) Authorization; Enforcement. (i) Such Investor has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Shares being sold hereunder,
(ii) the execution and delivery of this Agreement and the Registration Rights Agreement by such Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership or other Investor action, and (iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of such Investor enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

         (b) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation by such Investor of the transactions contemplated hereby and thereby do not and will not
(i) result in a violation of such Investor's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Investor. Such Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement or the Registration Rights Agreement.

         (c) Investment Representation. Such Investor is purchasing the Shares for its own account and not with a view to distribution in violation of any securities laws. Such Investor has no present intention to sell the Shares and such Investor has no present arrangement (whether or not legally binding) to sell the Shares to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold the Shares or for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with Federal and state securities laws applicable to such disposition.

         (d) Accredited Investor. Such Investor is an "accredited investor" as defined in Rule 501 promulgated under the Act. The Investor has such knowledge and experience in financial and business matters in general and investments in particular, so that such Investor is able to evaluate the merits and risks of an investment in the Shares and to protect its own interests in connection with such investment. In addition (but without limiting the effect of the Company's representations and warranties contained herein), such Investor has received such information as it considers necessary or appropriate for deciding whether to purchase the Shares pursuant hereto.

         (e) No Registration. Such Investor understands that the Shares must be held indefinitely until registered under the Act or an exemption from registration is available. Such Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

         (f) Brokers. Such Investor has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

         (g) Reliance by the Company. Such Investor understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Shares.

                                  ARTICLE III

                                    COVENANTS
                                    ---------

         Section 3.1 Registration and Listing; Effective Registration. Until the earlier of June 30, 2003 or the occurrence of a "Going Private Event" (as defined below), the Company will cause the Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until the earlier of June 30, 2003 or the occurrence of a "Going Private Event," the Company shall continue the listing or trading of the Common Stock on the Nasdaq Small-Cap Market or Nasdaq NMS or any national securities exchange and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Nasdaq Small-Cap Market and any other exchange or market where the Common Stock is then traded. As used herein, "Going Private Event" shall mean a merger, consolidation or a self-tender or exchange offer after which the Company has fewer than the number of shareholders requiring Exchange Act registration, in each case only if the applicable transaction or series of transactions has been approved by the holders of a majority of the Common Stock. Except as provided in the Registration Rights Agreement, the Company shall cause the Shares to be listed on the Nasdaq Small-Cap Market, Nasdaq NMS or such other national markets (i.e., the New York Stock Exchange or the American Stock Exchange) on which the Common Stock is then trading prior to the earlier of (i) the registration of the Shares under the Act or (ii) one hundred twenty (120) days after the Closing hereunder. As used herein and in the Registration Rights Agreement, the term "Effective Registration" shall mean that all registration obligations of the Company pursuant to the Registration Rights Agreement have been satisfied, such registration is not subject to any suspension or stop order, the prospectus for the Shares is current and the Shares are listed for trading on the Nasdaq Small-Cap Market, Nasdaq NMS or such other national markets (i.e., the New York Stock Exchange or the American Stock Exchange) on which the Common Stock is then trading, and such trading has not been suspended for any reason, and neither the Company nor any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding.

         Section 3.2 Expenses. The Company shall pay, at the Closing (or upon the termination of this Agreement if no Closing occurs) and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and expenses and reasonable attorneys' fees and expenses of Kleinberg, Kaplan, Wolff & Cohen, P.C., up to a maximum amount of $20,000 [Agreements with Wechsler & Co., Inc. and United Equities Commodities Company only: (including such amounts incurred by the Investor in the First Companion Offering and the Other Companion Offerings, if any)] [Agreement with Kleinwort Benson Limited and Winchester Capital Healthcare Partners, LLC only: (except such amounts incurred by the investors in the Companion Offerings)], incurred by the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement, and the related agreements and documents and the transactions contemplated hereunder and thereunder.

         Section 3.3 Securities Compliance. The Company shall notify the SEC and the NASD, in accordance with their requirements, of the transactions contemplated by this Agreement and the Registration Rights Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares hereunder.

         Section 3.4 Use of Proceeds. The proceeds received by the Company from the sale of the Shares hereunder shall be used for working capital purposes.

         Section 3.5 Additional Shares. If at any time or times during the twelve-month period following the Closing Date, the Company issues or agrees to issue any Common Stock at a price per share which is less than the Purchase Price hereunder, or if the Company issues or agrees to issue any rights, options, warrants or other securities which are directly or indirectly convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange of such rights, options, warrants or other securities which is less than the Purchase Price (any such new issuance price per share being referred to as the "New Issue Price"), then the Company shall immediately thereafter issue to the Investors, on a pro rata basis, additional registered, listed shares of Common Stock such that the total number of Shares of Common Stock issued on the Closing Date and under this Section 3.5 shall equal at least [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only: $2,000,000] [Agreement with Wechsler & Co., Inc. only:
$250,000] [Agreement with United Equities Commodities Company only: $1,000,000] [Agreement with Kleinwort Benson Limited and Winchester Capital Healthcare Partners, LLC only: $750,000] divided by the New Issue Price. The foregoing provisions shall not apply to (i) issuances of shares of Common Stock pursuant to the exercise or conversion of options, warrants or shares of preferred stock which are outstanding as of the date hereof in accordance with such securities' current exercise or conversion terms; (ii) the issuance of up to 1,543,063 employee stock options after the date hereof and any exercise thereof; [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only: and (iii) issuances of additional Common Stock within ten (10) days from the Closing Date on substantially the terms and conditions as are provided in this Agreement for an aggregate purchase price not exceeding the excess of $4,000,000 over the aggregate Purchase Price hereunder (the "Companion Offering") and any issuance of any additional shares of Common Stock pursuant to any provision of the Companion Offering documents which is substantially identical to this
Section 3.5.] [Agreement with Wechsler & Co., Inc. only: (iii) any issuance of any additional shares of Common Stock pursuant to Section 3.5 of the Common Stock Investment Agreement dated April 8, 1999 pursuant to which the Company issued on such date 446,957 shares of Common Stock (the "First Companion Offering"); and (iv) any issuance of additional shares of Common Stock pursuant to any provision substantially similar to this Section 3.5 of the offering documents for one or more offerings of up to an aggregate of $1,750,000 of Common Stock on the date hereof or hereafter but prior to April 23, 1999 (the "Other Companion Offerings")] [Agreement with United Equities Commodities Company only: (iii) any issuance of any additional shares of Common Stock pursuant to Section 3.5 of the Common Stock Investment Agreement dated April 8, 1999 pursuant to which the Company issued on such date 446,957 shares of Common Stock (the "First Companion Offering"); and (iv) any issuance of any additional shares of Common Stock pursuant to any provision substantially similar to this
Section 3.5 of the offering documents for one or more offerings of up to an aggregate of $1,000,000 of Common Stock on the date hereof or hereafter but prior to April 23, 1999 (the "Other Companion Offerings")] [Agreement with Kleinwort Benson Limited and Winchester Capital Healthcare Partners, LLC only: and (iii) any issuance of any additional shares of Common Stock pursuant to
Section 3.5 of the three Common Stock Investment Agreements dated April 8, 1999 and April 13, 1999 pursuant to which the Company issued an aggregate of 726,306 shares of Common Stock (the "Companion Offerings")]. The foregoing provisions of this Section 3.5 shall cease to be effective after the date, if any, upon which the Company completes a private placement or public offering of Common Stock at a price per share of Common Stock in excess of the Purchase Price and also resulting in gross proceeds equal to or greater than $11,000,000.

                                   ARTICLE IV

                                   CONDITIONS
                                   ----------

         Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the

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


Shares. The obligation hereunder of the Company to issue and/or sell the Shares to the Investors is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

         (a) Accuracy of the Investors' Representations and Warranties. The representations and warranties of each Investor shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

         (b) Performance by the Investors. Each Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by such Investor at or prior to the Closing.

         (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement.

         Section 1.2 Conditions Precedent to the Obligation of the Investors to Purchase the Shares. The obligation hereunder of each Investor to acquire and pay for the Shares is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Investors' sole benefit and may be waived by the Investors at any time in their sole discretion.

         (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

         (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

         (c) Nasdaq. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the SEC or the Nasdaq Small-Cap Market, and trading in securities generally as reported by the Nasdaq Small-Cap Market shall not have been suspended or limited, and the Common Stock shall not have been delisted from any exchange or market where it is currently listed.

         (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement.

         (e) Opinion of Counsel. At the Closing the Investors shall have received an opinion of counsel to the Company in the form attached hereto as
Exhibit 4.2(e) and such other opinions, certificates and documents as the Investors or their counsel shall reasonably require incident to the Closing.

         (f) Registration Rights Agreement. The Company and the Investors shall have executed and delivered the Registration Rights Agreement in the form and substance of Exhibit 4.2(f) attached hereto.

         (g) Adverse Changes. Since December 31, 1998, no event which had or is likely to have a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

         (h) Officer's Certificate. The Company shall have delivered to the Investors a certificate in form and substance reasonably satisfactory to the Investors, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, charter, by-laws, good standing and authorizing resolutions of the Company.

                                   ARTICLE V

                                LEGEND AND STOCK
                                ----------------

         Each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

         The Company agrees to reissue certificates representing the Shares without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Shares pursuant to Rule 144(k) under the Act, (ii) such Shares are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly without registration under the Act, or (iii) such Shares are registered under the Act.

         [Agreement with Kleinwort Benson Limited and Winchester Capital Healthcare Partners, LLC only: It is expressly contemplated that Kleinwort Benson Limited may assign a portion of the Shares purchased by it hereunder to Merifin Capital N.V. within the next 14 days, which transfer shall be accepted by the Company and a new stock certificate(s) issued to Merifin Capital N.V. upon delivery of a document containing such representations, and a legal opinion, as are reasonably satisfactory to the Company's counsel.]

                                   ARTICLE VI

                                  MISCELLANEOUS
                                  -------------

         Section 6.1 Stamp Taxes; Agent Fees. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares pursuant hereto.

         Section 6.2 Specific Enforcement; Consent to Jurisdiction.

         (a) The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

         (b) The Company and each of the Investors (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and each of the Investors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

         Section 1.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

         Section 6.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

                           to the Company:  Vion Pharmaceuticals, Inc.
                                            4 Science Park
                                            New Haven, Connecticut 06511
                                            Fax: (203) 498-4211
                                            Attn: Thomas Klein

                           with copies to:  Fulbright & Jaworski
                                            666 Fifth Avenue
                                            New York, New York 10103
                                            Fax:  (212) 752-5958
                                            Attn:  Paul Jacobs, Esq.

             if to the Investors, to their respective addresses set forth on the signature pages hereof.

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

         Section 6.5 Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

         Section 6.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 6.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 6.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of all Investors (which consent may be withheld for any reason in their sole discretion). Any Investor may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company in connection with any sale or transfer all or any portion of the Shares held by such Investor, provided that no Investor may assign this Agreement prior to the Closing Date without the Company's prior written consent except to an affiliate or affiliates of such Investor.

         Section 6.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

         Section 6.11 Survival. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing for a period of two (2) years thereafter.

         Section 6.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 6.13 Severability. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

         Section 6.14 Like Treatment of Holders. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of any Shares, or otherwise, to any holder of Shares, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of this Agreement or the Registration Rights Agreement, unless such consideration is required to be paid to all holders of Shares bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Shares for redemption or exchange.

 [Agreement with Elliott Associates, L.P. and Westgate International, L.P. only:

         Section 6.15 Partial Waiver. Effective on the Closing Date, each of Elliott Associates, L.P. and Westgate International, L.P. ("Westgate") hereby partially waives the restriction contained in Section 13 of the Certificate of Designation of 5% Convertible Preferred Stock Series 1998 so that the 9.9% ownership limitation described therein shall be increased to 19.9%.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     VION PHARMACEUTICALS, INC.


                                     By:
                                        --------------------------------------
                                     Name:
                                     Title:

                                     INVESTORS:

                                     [                                   ]


                                     By:
                                        --------------------------------------



                                     Addresses for Notices:




                                     [                                   ]



                                     By:
                                        --------------------------------------


                                     Addresses for Notices:

                             EXHIBITS AND SCHEDULES
                             ----------------------



Schedule 1.1               Shares Purchased
Schedule 2.1(c)            Capitalization

Exhibit 2.1(c)-1           Certificate of Incorporation of the Company
Exhibit 2.1(c)-2           By-laws of the Company

Exhibit 4.2(e)             Opinion of Counsel
Exhibit 4.2(f)             Registration Rights Agreement